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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bresler & Reiner, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRESLER & REINER, INC.

11140 ROCKVILLE PIKE, SUITE 620
ROCKVILLE, MD 20852

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Approximate Date of Mailing: May 2, 2005

TO THE SHAREHOLDERS:

        The annual meeting of shareholders of Bresler & Reiner, Inc. (the "Company") will be held at the offices of the Company, 11140 Rockville Pike, Suite 620, Rockville, MD on June 16, 2005, at 10:00 a.m., for the following purposes:

  1.
  To elect a Board of nine directors to serve until the next annual meeting of shareholders and until the election and qualification of their respective successors.

  2.
  To consider and ratify the selection of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the 2005 fiscal year.

  3.
  To consider and transact such other business as may properly come before the meeting.

        The stock transfer books will not be closed. Shareholders of record on April 14, 2005, are entitled to notice of and to vote at the annual meeting. On that date, there were 5,477,212 shares of common stock outstanding. Each share is entitled to one vote on each of the matters presented at the meeting, and voting is not cumulative.

BY ORDER OF THE BOARD OF DIRECTORS
By:	/s/ JEAN S. CAFARDI Jean S. Cafardi Secretary

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held June 16, 2005

        This Proxy Statement is being furnished to shareholders of Bresler & Reiner, Inc. (the "Company"), 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852, in conjunction with the solicitation by the Board of Directors (the "Board") of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's offices on Thursday, June 16, 2005 at 10:00 a.m.

Shares Entitled to Vote

        Holders of record of the Company's Common Stock as of the close of business on April 14, 2005 are entitled to vote. On that date there were 5,477,212 shares of Common Stock outstanding. At the meeting each share of Common Stock is entitled to one vote on each proposal.

Proxy Voting and Quorum

        Shareholders of record may vote their proxies by mail. By using your proxy to vote, you authorize the persons whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

        If you attend the meeting, you may of course vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy.

        You may revoke or change your proxy at any time before it is exercised by written notice to the Secretary of the Company.

Choices in Voting

        You have several choices in completing your voting.

  •
  You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

  •
  In voting on directors, you can either vote FOR all the directors or withhold your vote on all or certain of the directors.

  •
  You may indicate a preference to abstain on any other proposal, in which case no vote will be recorded.

  •
  You may submit a proxy without indicating your voting preferences, in which case the proxies will vote your shares for election of the directors nominated by the Board, and for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 2005.

Required Vote

        A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the independent auditors for fiscal year 2005. Only votes cast "for" the election of directors or those cast "for" or "against" any other proposal will be counted in determining whether a nominee for director has been elected or the selection of Deloitte & Touche LLP has been ratified. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting for such purpose.

Recommendations of the Board

        The Company's Board recommends that shareholders vote:

  •
  "For" each of the nominees for the Board listed below; and

  •
  "For" ratification of Deloitte & Touche LLP as auditors for fiscal year 2005.

Proxy Solicitation and Expenses

        The cost of solicitation of proxies from shareholders will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees, and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding services. In addition to the use of mails, proxies may be solicited by telephone by officers, directors and a small number of employees of the Company who will not be specially compensated for such services.

PROPOSAL NO. 1

Election of Directors

        Nine directors are to be elected to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors. Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election, as directors, of the persons named as nominees. The Board believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board fails to stand for election or declines to accept election, proxies will be voted for the election of other individuals as the proxy holders may determine.

        Management has nominated for election as directors the persons whose names appear in the table below.

Name	Principal Occupation During Last Five Years	Age	Year First Elected
Benjamin C. Auger	Vice President of Boenning & Scattergood, Since March 2001 Investment Banking Firm West Conshohocken, PA	54	2002
	Vice President of Herzog, Heine, Geduld, from September 1983 until March 2001 Investment Firm
Charles S. Bresler	Chairman—Bresler & Reiner, Inc.	77	1970
Sidney M. Bresler	Chief Executive Officer—Bresler & Reiner, Inc. since 2002 President—Bresler & Reiner, Inc. since 2005 Chief Operating Officer—Bresler & Reiner, Inc. from 2000 to 2005	50	2002
Gary F. Bulmash	Associate Professor of Accounting American University Washington, DC	60	2002
John P. Casey	Founder & Vice-Chairman of Marketing Business Development of Meridian Investments, Inc.	56	N/A
Ralph S. Childs, Jr.	Retired since November, 1994 Former Chairman of the Board of Home Federal Savings Bank Washington, DC	77	1994
Michael W. Malafronte	Principal Oppenheimer & Close, Inc. 1996 to 2005	30	2002
Burton J. Reiner	Co-Chairman—Bresler & Reiner, Inc. since 2002 President—Bresler & Reiner, Inc. 1970 to 2005	76	1970
Randall L. Reiner	Consultant to Bresler & Reiner, Inc. since February 2003 Vice President—Bresler & Reiner, Inc. from June 2002 until February 2003 Employee of Bresler & Reiner, Inc. prior to June 2002	51	2003

        Mr. George W. Huguely III has notified the Company that he would not stand for re-election in 2005. Mr. John P. Casey has been nominated to replace Mr. Huguely.

Agreements with Directors

        In February 2003, the Company and Randall L. Reiner, a Company director, executed two agreements: Release and Separation Agreement ("Release") and a Consulting Agreement

("Agreement"). The Release terminated Mr. Reiner's employment as a Vice President. Mr. Reiner received the following compensation:

  •
  The Company agreed to pay Mr. Reiner through September 30, 2006, the greater of $1,500 per month or the actual cost of health insurance for himself and eligible family members.

  •
  The Company agreed to continue Mr. Reiner's supplemental health insurance policy and long-term care insurance policy, as currently in effect, through September 30, 2006.

        Mr. Reiner and the Company also executed a Consulting Agreement in February 2003 for a term of twenty-five (25) months commencing on February 24, 2003. Mr. Reiner shall devote three (3) hours per week providing certain services to the Company related to the completion of the Company's existing homebuilding project and will provide additional consulting services as may be reasonably assigned to him by the Company. Mr. Reiner is to be paid a consulting fee of $312,500, payable in twenty-five (25) equal monthly installments.

Board and Committee Meetings

        From January 1, 2004 to December 31, 2004, the Board held five regular meetings and one special meeting. The Board currently has two standing committees. Listed on the table below are the committee members and the number of meetings held during 2004.

Committees	# of Meetings	Members
Audit	5	Gary F. Bulmash, Chair Benjamin C. Auger, Ralph S. Childs, George W. Huguely, and Michael W. Malafronte
Executive Compensation	3	Michael W. Malafronte, Chair Benjamin C. Auger, Ralph S. Childs, and George W. Huguely

        The Board does not have an established policy regarding attendance of Board Members at the annual and special meetings of shareholders. The majority of the Board attended the 2004 annual meeting of shareholders.

Director Nomination Process

        The Board does not have standing Nominating or Governance Committees. As a closely held corporation that is also managed by its majority shareholders, the Board determined that the addition of Nominating or Governance Committees would not add value to its current policies and procedures. As such, the Board has not established separate charters for these functions.

        The Board will consider director nominees submitted by shareholders who satisfy the ownership requirements of SEC Rule 14a-8. Shareholders wishing to submit nominations must notify us of their intent to do so on or before the date on which shareholder proposals to be included in the proxy statement for the shareholder meeting must be received by us as set forth under "Shareholder Proposals for the Next Annual Meeting."

        Each member of the Board participates in the director nomination process. The Board does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the need of the Company and the composition of the Board. Nominees are evaluated based on criteria such as (i) personal and professional integrity, ethics and values, (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment, (iii) experience in the Company's industry, (iv) experience as a board member of another publicly held company, (v) academic expertise in an area of the Company's operations and (vi) practical and mature business judgment, including ability to make independent analytical inquiries.

        The Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Board's criteria for Board service are re-nominated. As to new candidates, the Board generally polls the Board members and members of management for their recommendations. The Board may also review the composition and qualification of the boards of directors of the Company's competitors, and may seek input from industry experts or analysts. The Board reviews the qualifications, experience and background of the candidates. Final candidates may be interviewed by the independent directors and executive management. In making its determinations, the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment. Recommendations received by shareholders will be processed and are subject to the same criteria as are other candidates recommended to the Board. Historically, the Board has not relied on third-party search firms to identify Board candidates. The Board may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Compensation of Directors

        Directors who are not employees or consultants to the Company are paid $5,000 per year in director's fees plus, for each meeting attended, a $250 fee and $250 to cover reimbursable expenses for attending Board and committee meetings. Gary F. Bulmash, the Company's qualified "audit committee financial expert" as required by Section 407 of the Sarbanes-Oxley Act of 2002, receives an annual director's fee of $9,000 plus meeting fees as described above. Such Board members received aggregate remuneration of $40,250 for the fiscal year ended December 31, 2004.

"Independent" Directors

        Each of our directors other than Charles Bresler, Sidney Bresler, Burton Reiner and Randall Reiner qualify as "independent" as defined under Rule 4200(15) of the National Association of Securities Dealers, Inc. Although the Company is not required to comply with Rule 4200(15), as its stock is not NASDAQ-listed, it has decided to adopt the "independence" standard in the Rule as a matter of good corporate governance. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and its management.

        In addition, the members of the Audit Committee each qualify as "independent" under special standards established by the U.S. Securities and Exchange Commission (the "SEC") for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules, including that the person meets the relevant definition of an "independent director." Gary F. Bulmash is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Bulmash's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Bulmash any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Audit Committee Responsibilities

        The Company's Audit Committee for fiscal year 2004 consisted of Messrs. Auger, Bulmash, Childs, Huguely, and Malafronte. Among its responsibilities, the Audit Committee appoints and establishes the compensation for the Company's independent public accountants; approves in advance all engagements with them to perform non-audit services; reviews and approves the procedures used by the Company to prepare its periodic reports; reviews and approves the Company's critical accounting policies; discusses the plans and reviews results of the audit engagement with the independent public accountants; reviews the independence of the independent public accountants; and oversees the Company's accounting processes, including the adequacy of its internal accounting controls.

        The Company's Board has adopted a written Audit Committee Charter, including additional responsibilities resulting from the recently enacted Sarbanes-Oxley Act of 2002. The Board will reassess the adequacy of the Audit Committee charter on a periodic basis. The Audit Committee has (1) adopted the Company's Code of Ethics as required by Section 406 of the Sarbanes-Oxley Act of 2002, (2) qualified, as required by Sections 407 of the Sarbanes-Oxley Act of 2002, Gary F. Bulmash as "audit committee financial expert" and, (3) established an independent compliance hotline service to monitor and record perceived violations of the Code of Ethics and of provisions of the Sarbanes-Oxley Act. The Audit Committee Charter and the Code of Ethics are attached as Exhibits A and B, respectively the proxy statement for the Company's 2003 Annual Shareholders' Meeting and are also available under the section titled "Investor Relations-Corporate Governance" on our website at www.breslerandreiner.com.

Compensation Committee Responsibilities

        The Executive Compensation Committee (the "Compensation Committee") determines the compensation of corporate officers and oversees the administration of executive compensation programs. The Compensation Committee is responsible for all elements of executive compensation including base salary, incentive bonuses, and other benefit programs for key executives.

        The goals of the Company's executive compensation program are to:

  1.
  Pay competitively to attract, retain and motivate superior executives,

  2.
  Relate total compensation for each executive to overall Company performance, as well as individual performance, and

  3.
  Align executives' performances and financial interests with shareholder value.

        It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules as one of many factors used to make specific compensation determinations consistent with the goals of the Company's executive compensation program.

Recommendation of the Board of Directors

        The Board unanimously recommends a vote "FOR" the election of the nominees listed above.

PROPOSAL NO. 2

Ratification of Deloitte & Touche LLP as the Company's Auditors

        The Board, on recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent certified public accountants, to continue as independent auditors of the Company for fiscal year 2005. Deloitte & Touche LLP were the Company's independent auditors for fiscal year 2004.

        In making its recommendation to the Board to select Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2005, the Audit Committee considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence.

Change in Auditors

        On October 5, 2004, upon recommendation of the Audit Committee and approval of the Board, the Company dismissed Ernst & Young LLP ("Ernst & Young") as its independent auditors. Effective as of that date, the Company appointed Deloitte & Touche LLP to serve as Bresler & Reiner, Inc.'s independent auditors for fiscal year 2004.

        Ernst & Young's reports on the Company's consolidated financial statements for each of the prior two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During each of those two fiscal years and through the date of dismissal, there were: (i) no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Ernst & Young with a copy of the foregoing disclosures. Attached as Exhibit 16 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004 is a copy of Ernst & Young's letter, dated October 7, 2004, stating that it agreed with the above statements.

        During fiscal years 2002 and 2003 and through the date of its appointment, the Company did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        We expect that Deloitte & Touche LLP will have a representative available at the annual shareholders meeting. The representative will be available to respond to appropriate questions from shareholders.

Audit and Other Fees

        The table below shows audit fees, audit-related fees, tax fees and all other fees that we paid to Deloitte & Touche LLP and Ernst & Young LLP, our independent auditors, for their services for each of the years ended December 31, 2004 and 2003, respectively. The Audit-Related Fees represent consulting work for the implementation of new accounting standards.

	For the years ended December 31,
	2004	2003
Audit Fees	$281,000	$284,000
Audit-Related Fees	1,000	18,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$282,000	$302,000

Recommendation of the Board

        The Board unanimously recommends a vote "FOR" the ratification of Deloitte & Touche LLP as the independent auditors for fiscal year 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of December 31, 2004, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and named executive officer, and all directors and executive officers as a group and (ii) each person who is known to the Company to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, and all directors and executive officers of the Company as a group. This information has been furnished by such persons.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent
Charles S. Bresler, Chairman of the Board	2,099,226	(1)	38.33
Burton J. Reiner, Co-Chairman of the Board	1,697,556	(2)(3)	30.99
Anita O. Reiner	1,692,030	(2)	30.89
The Burton and Anita Reiner Charitable Remainder Trust	333,334		6.09
Fleur S. Bresler	282,768		5.16
I. Wistar Morris, III and related parties	280,326	(4)	5.12
Randall L. Reiner, Director	346,204	(5)	6.32
Michael W. Malafronte, Director	55,488	(6)	1.01
Benjamin C. Auger, Director	12,960	(7)	*
Sidney M. Bresler, Chief Executive Officer, Chief Operating Officer and Director	5,172		*
Jean S. Cafardi, Secretary	900		*
Darryl M. Edelstein, Chief Financial Officer and Treasurer	—		—
Gary F. Bulmash, Director	—		—
Ralph S. Childs, Jr., Director	—		—
George W. Huguely III, Director	—		—
All directors and officers as a group (11 individuals)	4,211,980		76.90

*
Less than 1%

(1)
These shares are owned by Bresler Family Investors, LLC (the "LLC"), of which Charles S. Bresler is the sole manager. If Mr. Bresler should resign as manager, die, or otherwise become unable to serve as manager, under the LLC's Operating Agreement, his son, Sidney M. Bresler, CEO, becomes manager and may vote the shares. If Charles S. Bresler ceases to be a member of the LLC, a majority of the interests held by other members may elect to dissolve the LLC. Sidney M. Bresler, son of Charles S. Bresler, holds a majority of the other interest in the LLC. Does not include 282,768 Shares held by Charles S. Bresler's wife, Fleur Bresler, as to which he disclaims beneficial ownership.

(2)
Includes 846,016 shares held in a revocable trust for benefit of Burton J. Reiner and 846,014 shares held in a revocable trust for benefit of Anita O. Reiner. Mr. and Mrs. Burton J. Reiner are co-trustees of each of these trusts.

(3)
Includes 5,526 shares held in an irrevocable trust of which Burton J. Reiner is sole trustee.

(4)
Includes 111,092 shares held by Mr. Morris' wife, 92,660 shares held in trust for the benefit of Mr. Morris' children and 7,974 shares held by a foundation of which Mr. Morris is a trustee.

(5)
Includes 333,334 shares held by the Burton and Anita Reiner Charitable Remainder Trust, of which Randall Reiner is a trustee.

(6)
Includes 51,288 shares held as part of an investment partnership and an additional 3,200 shares held as part of an offshore mutual fund. Mr. Malafronte may be deemed to beneficially own these shares by virtue of his status as a managing member of the partnership and the fund.

(7)
Includes 12,000 shares held jointly with Mr. Auger's wife and 660 shares held by Mr. Auger's wife, or as custodian or trustee for Mr. Auger's children.

Second Amended and Restated Shareholders Agreement

        The Second Amended and Restated Shareholders Agreement ("Agreement") was executed by and among the following shareholders: Bresler Family Investors, LLC; Burton J. Reiner and Anita O. Reiner, husband and wife as joint tenants; Burton and Anita Reiner Charitable Remainder Unitrust; and the Company. The Agreement supersedes a prior Shareholders Agreement dated August 1998 and a First Amended and Restated Shareholders Agreement dated July 2002. The Agreement is intended to promote the mutual interests of the shareholders and the interests of the Company by imposing certain restrictions and obligations on the shareholders who are party to the agreement, the Company, and those shareholders' stock in the Company. Any shares of the Company's stock currently owned or acquired in the future by those shareholders are subject to a first right of offer provision requiring that the shares be offered first to the Company, and then to the other shareholders on the same terms and conditions as offered to a third party.

EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the annual and long-term compensation for the fiscal years ended December 31, 2004, 2003 and 2002 for those persons who were, during 2004 (i) the Chief Executive Officer; and (ii) the other four most highly compensated executive officers of the Company whose total annual compensation in 2004 exceeded $100,000:

Name and Principal Position	Year	Annual Compensation Salary ($)	Bonus ($)	Long-Term Compensation Restricted Stock Award	All Other Compensation (1)
Charles S. Bresler Chairman of the Board	2004 2003 2002	225,000 225,000 225,000	— 25,000 1,025,000	N/A	2,249 3,486 3,468
Burton J. Reiner Co-Chairman of the Board	2004 2003 2002	225,000 225,000 225,000	— 25,000 25,000	N/A	2,249 3,523 3,468
Sidney M. Bresler Chief Executive Officer & President	2004 2003 2002	300,000 225,000 158,600	112,500 100,000 5,000	N/A	2,613 2,424 2,483
Darryl M. Edelstein Chief Operating Officer, Chief Financial Officer & Treasurer	2004 2003 2002	155,982 57,119 —	15,000 9,500 —	N/A	1,611 — —
Jean Cafardi Secretary	2004 2003 2002	94,201 95,612 87,026	10,000 12,000 4,000	N/A	2,966 3,361 3,160

(1)
Amounts shown for "All Other Compensation" consist of premiums paid by the Company for life and disability insurance coverage for certain of the officers.

Report on Executive Compensation

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        Messrs. Auger, Childs, Huguely, and Malafronte (Chair) served during all of 2004 on the Compensation Committee of our Board. There were no "interlocks" among any of the members of the Compensation Committee and any of our executive officers. The Committee may make recommendations to the Board on compensation actions involving executive officers of the Company. The Committee has furnished the following report on executive compensation.

        The Board has determined the compensation levels of executive officers, including the compensation of Sidney M. Bresler as Chief Executive Officer, by reviewing each executive officer's short-term and long-term performance with the Company, the level of profitability of the Company, the profitability of companies comparable to the Company, and the levels of compensation of executive officers in such other companies. The executive officers of the Company are compensated through base salaries and annual performance bonuses.

  1.
  Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability with the Company and to be part of a competitive total compensation package.

  2.
  Performance bonuses. The Company provides performance-related annual cash compensation to executive officers. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee's overall assessment of the executive officer's individual performance for the year.

        During 2004, the Compensation Committee presented the following recommendations to the Board with regard to compensation for 2005:

    In his position as the Chief Executive Officer, the annual salary of Sidney M. Bresler was increased to $350,000, commencing January 1, 2005.

    At the discretion of the Board, a bonus for 2005 can be granted to Sidney M. Bresler and the other executive officers based on corporate results of actual Funds from Operations (FFO) compared to budget, as well as, individual performances and are payable as follows:

      a)
      Sidney M. Bresler's target bonus is 75% of his base salary.

      b)
      The other executive officers' target bonus is 10% up to a maximum of 15% of their base salaries.

Submitted by the Compensation Committee of the Board:

                      Michael W. Malafronte, Chair
                      Benjamin C. Auger
                      Ralph S. Childs, Jr.
                      George W. Huguely, III

Deferred Compensation Plan

        The Company sponsors a deferred compensation plan whereby certain officers of the Company can elect to defer compensation on a nonqualified basis into a rabbi trust account. The eligible employees may defer up to ten percent of their annual pre-tax salary. Distributions from the rabbi trust account become due on (1) the earliest of retirement at or after age sixty, (2) disability, or (3) termination of employment for a reason other than retirement at or after age sixty or disability. Distributions are payable in either a single sum on the date selected by the participant, in five or ten equal annual installments beginning January 1st of the year following the event that triggers the distribution, or in a single sum as of the 30th day following the event that triggers the distribution.

Employees' Retirement Plans

Defined Contribution Plan

        During 2004, the Company implemented a defined contribution plan ("401K") that covers all employees, which includes the named executive officers. The plan permits employees to make regular savings contributions on a pre-tax basis of any percentage of their compensation subject to Internal Revenue Code limitations. Employees who are at least fifty years of age may make "catch-up" contributions in accordance with the Internal Revenue Code. The Company contributes three percent of employees' annual compensation to the plan. All contributions to the plan are 100% vested and are distributed in accordance with the Internal Revenue Code.

Defined Benefit Pension Plan

        The Company's policy is to contribute to its defined benefit retirement plan as needed to maintain its funding at the levels required by the Internal Revenue Service Code. During 2004, the funding level of the plan met the minimum requirements of the Internal Revenue Service Code, therefore, no additional contributions were made to the defined benefit retirement plan during the fiscal year.

        The Company contributes to its retirement plan as required under the terms of the plan and ERISA. Under the plan, benefits are determined for all employees on an actuarial basis related to the individual employee's compensation, age, and length of service, including service with predecessors of the Company. All compensation, up to the maximum allowed by law, including salaries, fees and bonuses, but excluding discretionary bonuses, are included as remuneration (or "covered compensation") under the Company's retirement plan. The plan provides for contributions by the Company designed to produce, commencing at retirement at age 65, an annual pension calculated by multiplying the participant's number of years of service to a maximum of 35 of such years, by the sum of 1.12% of a participant's average annual covered compensation paid for the highest consecutive five years prior to retirement, up to $88,900 (or less, depending upon participant's age), plus 1.77% of the participant's average annual covered compensation paid for such period in excess of this dollar amount, but not in excess of a total of $165,000 for the year 2004. The approximate annual retirement benefits payable to participating employees in specified remuneration and years-of-service classifications is shown in the pension plan table below. The benefit amounts listed in the following table are not subject to any deduction for social security benefits or other offset amounts.

Average Annual Covered Compensation For Highest Consecutive Five Years	10	15	20	25	30	35
$100,000	11,987	17,980	23,973	29,966	35,960	41,953
$110,000	13,757	20,635	27,513	34,391	41,270	48,148
$120,000	15,527	23,290	31,053	38,816	46,580	54,343
$130,000	17,297	25,945	34,593	43,241	51,890	60,538
$140,000	19,067	28,600	38,133	47,666	57,200	66,733
$150,000	20,837	31,255	41,673	52,091	62,510	72,928
$160,000	22,607	33,910	45,213	56,516	67,820	79,123
$170,000	24,377	36,565	48,753	60,941	73,130	85,318
$180,000	26,147	39,220	52,293	65,366	78,440	91,513
$190,000	27,917	41,875	55,833	69,791	83,750	97,708
$200,000 & over (1)	29,687	44,530	59,373	74,216	89,060	103,903

(1)
Under present IRS limitations, compensation in excess of $200,000 can not be included for benefit computation purposes.

        At December 31, 2004, Jean S. Cafardi had 37 years of credited service and Sidney M. Bresler had 18 years of credited service under the plan. Charles S. Bresler and Burton J. Reiner were covered by the plan until December 31, 1995, and each had 34 years of credited service under the plan.

Insider Participation

Waterfront Complex

        Since 1964, the Company has been the redeveloper of a portion of the southwest Washington, DC Urban Renewal Area (the "Area"). The Company developed a shopping-office center ("Complex") which consisted of two high-rise office buildings ("Office Buildings") containing approximately 326,000 square feet, an enclosed center ("Center") consisting of approximately 740,000 square feet, most of which is office space and the balance consisting of retail space, approximately 1,100 parking spaces and approximately 78,000 square feet of storage space. These improvements were constructed on ground leased from The District of Columbia Redevelopment Land Agency ("RLA") for a term expiring in 2058 with an option to extend for an additional 20 years.

        Prior to July 1, 2000, four entities held leasehold interests in the Complex. The Company was the lessee of the east portion of the Center. SEW Investors ("SEW") was the lessee of the southeast wing of the Center. Trilon Plaza Company ("Trilon") was the lessee of the west portion of the Center and the west office building. Town Center East Investors ("TCE") was the lessee of the east office building. Trilon is a limited partnership in which Charles S. Bresler and Burton J. Reiner hold a substantial majority interest, and whose wholly owned corporation is the general partner.

        On July 1, 2000, TCE distributed to the Company a 49.57% interest of its leasehold interest in the Complex. In addition, on July 1, 2000, TCE assigned to the Company its remaining interest in the Complex and SEW also assigned its interest to the Company. In connection with these assignments, the Company paid cash of $2,100,000 and $1,600,000 and issued notes of $4,900,000 and $3,600,000, respectively, which were repaid in 2002. The Company assigned these newly acquired leasehold interests, in addition to one which the Company previously owned, to a newly formed entity, B&R Waterfront Properties, LLC ("BRW"). The Company is the managing member and holds a 54% interest in BRW. The results of operation of BRW have been reported on a consolidated basis with elimination of the minority interest. On October 1, 2002, BRW transferred these leasehold interests to a newly formed entity, Waterside Associates, LLC ("WALLC").

        On October 1, 2002, BRW entered into a joint venture with K/FCE Management, LLC ("K/FCE") an affiliate of the Washington, DC based developer, The Kaempfer Company, Inc. and of the national developer, Forest City Enterprises, Inc. On that date, BRW contributed the Waterfront Complex to WALLC in exchange for a 99% interest in the joint venture. The joint venture is redeveloping and repositioning the Waterfront Complex. Affiliates of K/FCE are marketing, leasing, redeveloping, and managing the complex. K/FCE has the right, subject to certain conditions, to increase its ownership in the joint venture up to 50% by the making of capital contributions. To the extent required, K/FCE has committed to contribute the first $25,000,000 of redevelopment funds. If necessary, BRW may be required to contribute a portion of the additional equity required in excess of the $25,000,000.

        Effective January 1, 2004, an inter-company payable from the Company to BRW in the amount of $15,462,000 was made into a note payable for the same amount. The note accrues interest of 4.5% per annum on the unpaid principal balance. The outstanding principal balance at December 31, 2004 was $11,462,000.

Trilon Plaza Company

        A corporation wholly owned by Charles S. Bresler and Burton J. Reiner is the general partner of Trilon Plaza Company ("Trilon") and West Office LLC ("West Office"). Charles S. Bresler and Burton J. Reiner are also limited partners in Trilon. West Office, the owner of the west office building at the Complex, contributed the building to BRW in exchange for a 9.17% interest in BRW. Their interests and the interests of affiliated persons, who are among the limited partners of Trilon and West Office at December 31, 2004, are shown in the following table.

Name	Relationship to Company	% Interest in Trilon (1)	% Interest in West Office LLC
Charles S. Bresler	Officer, director and shareholder	43.96	9.41
Burton J. Reiner	Officer, director and shareholder	43.96	4.50
T-P Partners, Inc.	Owned by Charles S. Bresler and Burton J. Reiner	2.00	—
Anita O. Reiner	Shareholder and spouse of Burton J. Reiner	—	3.68
Bresler Family Investors	Shareholder	—	1.64
Randall L. Reiner	Director	—	2.25
Children of Burton J. & Anita O. Reiner(2)	Shareholder	—	6.75
Elaine B. Tanenbaum	Relative of Charles S. Bresler	—	.82
Dr. Herbert Tanenbaum	Relative of Charles S. Bresler	—	2.45

(1)
Includes interests held through a limited partnership.

(2)
Three children, who are also trustees of The Burton and Anita Reiner Charitable Remainder Annuity Trust, a principal shareholder.

        On February 21, 2003, the Company and Trilon executed a Management Services Agreement ("MSA") whereby the Company will provide administrative services to Trilon for a fee of $1,000 per month. This Agreement shall remain in effect until either party gives 60 days written notice or Trilon ceases to conduct business. In addition, the Company also executed a MSA with West Office, effective January 1, 2004, whereby the Company began receiving $300 per month for administrative services provided to West Office.

        On February 14, 2005, the Company borrowed $8,000,000 from Trilon and executed a note payable to Trilon for a principal amount of $8,000,000. The note bears interest at 10% per annum on the unpaid principal and is due on February 15, 2007. The note is secured by the 7800 Building and the 5-acre parcel of land immediately adjacent to the property.

Third Street Southwest Investors

        In 1979, the Company sold apartment buildings adjacent to the Waterfront Complex to Third Street Southwest Investors (Third Street), a limited partnership organized by the Company. The Company was the sole general partner with a 1% interest. At the time of the sale, the Company took back a wraparound note from the limited partnership in the principal amount of $4,350,000, accruing interest at 9.5% per annum due on July 31, 1994. On August 1, 1994, the term of the note was extended to July 31, 1999 and on August 1, 1999, the term of the note was extended to July 31, 2009. Of the limited partnership interests, 90% are held by unaffiliated persons, and the remaining 9% were acquired by the following directors and officers of the Company: Charles S. Bresler 7% and 1% each for Burton J. Reiner and Edwin Horowitz, a deceased former director and officer. From time-to-time, the Company has advanced funds to the partnership to cover operating deficits and loan payments. Because this partnership historically operated at a loss, the Company had established and maintained a reserve of $1,585,000 against this receivable. On October 29, 2004, Third Street sold its interests in the property to an unaffiliated third party for $10,600,000. A total of $8,400,000 of the net proceeds received by Third Street were used to pay in full the notes and advances, including repayment of the prior year's receivable reserve, made by the Company to Third Street, together with accrued interest thereon.

        In 2004, the Company earned a sales commission of 1% on the gross sales price paid for the Third Street property and a $45,000 accounting fee for work associated with the sale of Third Street.

        A wholly owned subsidiary of the Company acted as managing agent for Third Street for a management fee of 5% of rents collected under an agreement that expired in December 2004. The wholly owned subsidiary of the Company, as agent, collected rent revenues and paid expenses for Third Street.

Transactions with Affiliates

        Business transactions with these affiliates are summarized as follows:

	2004	2003	2002
Revenues:
Leasing fees	$—	$—	$171,000
Management fees	16,000	365,000	527,000
Commission fees	105,000	521,000	—
Other fees	45,000	—	—
Interest	612,000	306,000	330,000
Cost and expenses:
Interest	329,000	—	164,000

Paradise Sudley North Office Building D

        The Company is a 10% general partner and an 88.75% limited partner in Paradise Sudley North Limited Partnership which in turn is a 50% general partner in Paradise Sudley North Building D Partnership ("Building D Partnership"). The remaining 50% is owned by The Bresler Family Investors LLC. Charles S. Bresler, Co-Chairman of the Company, is the manager of this limited liability company.

        Management considers its contracts and other business relationships with each of these affiliates to be as favorable to the Company as those obtainable with outsiders.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        The Audit Committee met with management periodically during fiscal 2004 to consider the adequacy of the Company's internal controls, and discussed these matters with the Company's independent auditors, Deloitte & Touche LLP and Ernst & Young LLP, and with appropriate Company financial personnel. The Audit Committee also discussed with senior management and Deloitte & Touche LLP and Ernst & Young LLP the Company's disclosure controls and procedures and the certifications by the Company's Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002, for certain of the Company's filings with the Securities and Exchange Commission.

        The Audit Committee has reviewed and discussed the Company's audited financial statements for fiscal year 2004 with management and with Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, relating to the conduct of the audit. The Audit Committee has discussed and will receive the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2004 be included in the Company's Annual Report on Form 10-K for fiscal year 2004, as filed with the Securities and Exchange Commission.

                      Submitted by the Audit Committee of the Board:
                      Gary F. Bulmash, Chair
                      Benjamin C. Auger
                      Ralph S. Childs, Jr.
                      George W. Huguely, III
                      Michael W. Malafronte

Stock Performance Graph
1999 – 2004

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        The following graph shows a comparison of cumulative total shareholder returns for an investment in the common stock of the Company, the S&P 500, the S&P 500 Homebuilding Index, the SNL Mixed Use / Other REITS Index, and the SNL Office REITS Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1999, in each of the Company's common stock, the S&P 500, the S&P 500 Homebuilding Index, the SNL Mixed Use / Other REITS Index, and the SNL Office REITS Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

Total Return Performance

	Period Ending
Index
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Bresler & Reiner, Inc.	100.00	107.55	169.25	156.79	179.55	228.42
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
S&P 500 Homebuilding Index	100.00	156.89	200.34	199.21	394.06	526.62
SNL Mixed Use/Other REITS Index	100.00	96.64	111.49	111.54	158.43	209.98
SNL Office REITS Index	100.00	135.99	142.84	136.90	182.64	223.36

FINANCIAL STATEMENTS

        For certain information concerning the Company and its subsidiaries see the financial statements and reports of Deloitte & Touche LLP and Ernst & Young LLP, independent certified public accountants, included in the Annual Report accompanying this proxy statement. Such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy soliciting material.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) filing requirements for the fiscal year ended December 31, 2004 were met.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Proposals submitted for inclusion in the Company's Proxy Statement for the 2006 Annual Meeting of Shareholders must be received by the Corporate Secretary at 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852, on or before December 31, 2005. Shareholder proposals for consideration at the 2006 Annual Meeting, but not for inclusion in the Proxy Statement, must be received by the Corporate Secretary no later than March 16, 2006. Management proxy holders could have discretionary authority to vote on those proposals at the 2006 annual meeting.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

REPORTS TO SHAREHOLDERS

        The Company has mailed this Proxy Statement and a copy of its 2004 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2004 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2004.

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Bresler & Reiner, Inc., Corporate Secretary, 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852.

By Order Of The Board Of Directors
/s/ JEAN S. CAFARDI Jean S. Cafardi, Secretary

Rockville, Maryland
April 29, 2005

\*/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \*/

PROXY

BRESLER & REINER, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders, June 16, 2005

        The undersigned appoints Dana K. Weinberg and Melissa E. Branch, and each of them, as proxies, each with the power to appoint his/her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bresler & Reiner, Inc. held on record by the undersigned at the close of business on April 14, 2005 at the Annual Meeting of Shareholders of Bresler & Reiner, Inc., to be held at the offices of the Company, 11140 Rockville Pike, Suite 620, Rockville, Maryland on June 16, 2005 at 10:00 a.m., or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

\*/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \*/

PROXY	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS:	☐	☐	2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.	☐	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)
Benjamin C. Auger; Charles S. Bresler; Sidney M. Bresler; Gary F. Bulmash; Ralph S. Childs, Jr.; John P. Casey; Michael W. Malafronte; Burton J. Reiner; and Randall L. Reiner.				3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
					Receipt of the Annual Report of the Company for the year 2004 is hereby acknowledged.
					The undersigned revokes all proxies heretofore given with respect to said meeting and approves all that the proxies or their substitutions shall do by virtue hereof.
					COMPANY ID:
					PROXY NUMBER:
					ACCOUNT NUMBER:
Signature	Signature	Dated	, 2005

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
PROXY STATEMENT
PROPOSAL NO. 1
Recommendation of the Board of Directors
PROPOSAL NO. 2
Recommendation of the Board
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
Stock Performance Graph 1999 – 2004
Total Return Performance
FINANCIAL STATEMENTS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER MATTERS
REPORTS TO SHAREHOLDERS